UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒   Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Nuveen Preferred and Income Term Fund

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Nuveen Preferred and Income Term Fund (JPI)

A VOTE - FOR - THE TERM PROPOSAL PROVIDES ALL SHAREHOLDERS AN INVESTMENT CHOICE

This year, shareholders have an important choice to make about the future of your fund: tender your shares at 100% of Net Asset Value (“NAV”), or continue your investment in a perpetual fund with the same investment objectives and lower fees over the first year.

At the upcoming Annual Meeting on April 12, 2024, at 2:00 p.m. CT, we ask every shareholder to vote on the WHITE proxy card in FAVOR of the Term Proposal.

Voting FOR the Term Proposal means the power is yours:

1. continue your investment in the perpetual Fund; or 2. exit and tender all or a portion of your shares at 100% of NAV

If the Term Proposal does not pass, the Fund will automatically liquidate and leave all shareholders without an option to maintain their investment in a fund that offers exposure to a leveraged strategy focused on preferred and other income-producing securities.

Your Board believes ALL shareholders should have the right to choose the best option for their financial goals.

How to Vote:

Vote Online	Vote by Phone	Vote by Mail

Using the website provided on your WHITE proxy card and following the simple instructions	By calling the toll-free number on your WHITE proxy card and following the simple instructions	By completing and returning your WHITE proxy card in the postage page envelope provided

If you have any questions about the proposals to be voted upon, please feel free to contact Computershare Fund Services toll free at 1 (888) 815-5825.

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